Exhibit 12

                       JAMES RIVER CORPORATION of Virginia

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                          (Dollar amounts in thousands)

                                                   Fiscal Year Ended
                                  April   December    December  December    December    December
                               29, 1990   30, 1990    29, 1991  27, 1992    26, 1993    25, 1994
                             (52 weeks) (35 weeks)  (52 weeks)(52 weeks)  (52 weeks)  (52 weeks)
                                               (b)                 (c,d)                     (d)
Pretax income (loss) from
   continuing operations,
   before minority interests   $371,501    $44,352    $115,170 $(182,817)     $14,115   $(15,693)

Add:
  Interest charged to
    operations                  198,743    133,716     191,344   192,962     183,035     210,063
  Portion of rental expense
    representative of interest
    factor (assumed to be one-
    third)                       23,400     15,100      19,891    19,426      19,094      24,224

      Total earnings, as
        adjusted               $593,644   $193,168    $326,405   $29,571    $216,244    $218,594
Fixed charges:
  Interest charged to
    operations                 $198,743   $133,716    $191,344  $192,962    $183,035    $210,063
  Capitalized interest           25,475     10,759      31,740    12,778       5,291       3,080
  Portion of rental expense
    representative of interest
    factor (assumed to be one-
    third)                       23,400     15,100      19,891    19,426      19,094      24,224

      Total fixed charges      $247,618   $159,575    $242,975  $225,166    $207,420    $237,367

Ratio                              2.40       1.21        1.34        --        1.04          --



See accompanying footnote explanations.

Exhibit 12 (continued)

                 JAMES RIVER CORPORATION of Virginia

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                    (Dollar amounts in thousands)

                                                  Nine Months Ended
                                                September  September
                                                      24,        25,
                                                     1995       1994
                                               (39 Weeks) (39 Weeks)

Pretax income from continuing
  operations, before minority interests          $182,444     $9,116

  Add:
    Interest charged to operations                183,915    146,600

    Portion of rental expense representative of
    interest factor (assumed to be one-third)      18,168     14,320

      Total earnings, as adjusted                $384,527   $170,036

Fixed charges:
  Interest charged to operations                 $183,915   $146,600

  Capitalized interest                              5,006      2,114

  Portion of rental expense representative of
    interest factor (assumed to be one-third)      18,168     14,320

    Total fixed charges                          $207,089   $163,034

Ratio                                                1.86       1.04


See accompanying footnote explanations.

Exhibit 12 (continued)

             JAMES RIVER CORPORATION of Virginia

 NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1990, the Company changed its fiscal year from one ending on the last Sunday in April to one ending on the last Sunday in December. During this period, the Company initiated an operational restructuring program designed to focus the Company's operations on those businesses in which it commands a substantial market share and which are less cyclical. In connection with that program, the Company recorded a $200 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this period.

(c) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(d) For the following periods, earnings were inadequate to cover fixed charges, and the amounts of the deficiencies were: year ended December 27, 1992 --
     $195.6  million  and year ended December  25,  1994  --
     $18.8 million.